Exhibit 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

June 13, 2011

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 12,032,525 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”).

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

     In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 as filed with the Commission on the date hereof; (ii) the Plan; (iii) the Restated Certificate of Incorporation of the Company, certified by the Secretary of the Company as currently in effect; (iv) the By-Laws of the Company, certified by the Secretary of the Company as currently in effect; (v) a specimen certificate representing the Common Stock; (vi) certain resolutions adopted on April 1, 2011 by the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; and (vii) the Final Report of the Inspector of Election for the Company’s 2011 Annual Meeting of Shareholders, reflecting approval of the Plan (Proposal No. 3) by a majority of the votes cast in person or by proxy at such meeting. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

     In rendering the opinion set forth below, we have assumed that the certificates evidencing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock. We have also assumed that each award agreement setting forth the terms of each grant of options or other award under the Plan will be consistent with the Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the Shares will be issued in accordance with the terms of the Plan for consideration in an amount at least equal to the par value of such Shares.

     Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than the corporate laws of the State of New York, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

     Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for in full in accordance with the terms and conditions of the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP